EXHIBIT 23

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statements (No. 333-06371, No. 333-19833, No. 333-90652, and No. 333-130994) on Form S-8 of Cavalier Homes, Inc. and subsidiaries of our report dated February 19, 2009, relating to our audit of the consolidated financial statements and the financial statement schedule, which appears in this Annual Report on Form 10-K of Cavalier Homes, Inc. and subsidiaries for the year ended December 31, 2008.

/s/ Carr, Riggs & Ingram, LLC

Birmingham, Alabama
February 19, 2009